Exhibit 4.2

DESCRIPTION OF SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF
THE SECURITIES EXCHANGE ACT OF 1934

Century Therapeutics, Inc. (the “Company” or “we”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): common stock, par value $0.0001 per share of the Company (the “Common Stock”).

Description of Common Stock

The following description of our Common Stock summarizes the material terms and provisions of our Common stock. For the complete terms of our Common Stock, please refer to our second amended and restated certificate of incorporation, as amended from time to time and our amended and restated bylaws (our “bylaws”), as amended from time to time.

Under our certificate of incorporation, our authorized capital stock consists of 300,000,000 shares of Common Stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share. As of February 28, 2022, we had 58,819,215 shares of Common Stock outstanding.

Voting. Each holder of Common Stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Our stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting shares are able to elect all of the directors. In addition, the affirmative vote of holders of two-thirds of the voting power of all of the then outstanding voting stock will be required to take certain actions, including amending certain provisions of our second amended and restated certificate of incorporation, such as the provisions relating to amending our amended and restated bylaws, procedures for our stockholder meetings, the classified board, director liability, and exclusive forum for proceedings.

Dividends.  Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our Common Stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Liquidation and Dissolution. In the event of our liquidation, dissolution or winding up, holders of our Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

Other Rights and Restrictions. Holders of our Common Stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our Common Stock. The rights, preferences and privileges of the holders of our Common Stock are subject to and may be adversely affected by the rights of the holders of shares of any series of our preferred stock that we may designated in the future.

Listing. Our Common Stock is listed on the Nasdaq Global Select Market under the symbol “IPSC.”

Transfer Agent and Registrar. The transfer agent and registrar for our Common Stock is American Stock Transfer & Trust Company, LLC.

Anti-Takeover Provisions of Delaware law and our charter documents

Some provisions of Delaware law and our second amended and restated certificate of incorporation and our amended and restated bylaws contain provisions that could make the following transactions more difficult: acquisition of us by means of a tender offer; acquisition of us by means of a proxy contest or otherwise; or removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law (the “DGCL”), which prohibits persons deemed “interested stockholders” from engaging in a “business combination” with a publicly-held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset, or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, such as discouraging takeover attempts that might result in a premium over the market price of our common stock.

Elimination of stockholder action by written consent

Our second amended and restated certificate of incorporation provides that all stockholder actions must be effected at a duly called meeting of stockholders and not by consent in writing. A special meeting of stockholders may be called only by a majority of our board of directors, the chair of our board of directors, or our chief executive officer.

Undesignated preferred stock

The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of our company.

Amendment of charter provisions

Our second amended and restated certificate of incorporation provides that the affirmative vote of holders of at least 662∕3% of the voting power of all of the then outstanding shares of voting stock, voting as a single class, will be required to amend certain provisions of our second amended and restated certificate of incorporation, including provisions relating to the size of the board, removal of directors, special meetings, actions by written consent, and cumulative voting. The affirmative vote of holders of at least 66 2∕3% of the voting power of all of the then outstanding shares of voting stock, voting as a single class, will be required to amend or repeal our amended and restated bylaws unless such action is recommended by our board of directors at an annual or special meeting of stockholders, which would then require the affirmative vote of a majority of the voting power of all of the then outstanding shares of voting stock, voting as a single class. Additionally, our amended and restated bylaws may be amended by a simple majority vote of our board of directors.

Classified board; election and removal of directors

Our second amended and restated certificate of incorporation provides that our board of directors is divided into three classes, Class I, Class II, and Class III, with each class serving staggered terms, and will give our board of directors the exclusive right to expand the size of our board of directors and to elect directors to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director.

Choice of forum

Our second amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) will be the sole and exclusive forum for

(i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, stockholder, employee, or agent of ours to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, our second amended and restated certificate of incorporation or our amended and restated bylaws (in each case, as may be amended from time to time), (iv) any action asserting a claim governed by the internal affairs doctrine of the State of Delaware, or (v) any other action asserting an “internal corporate claim,” as defined in Section 115 of the DGCL, in all cases subject to the court having personal jurisdiction over all indispensable parties named as defendants.

In addition, our second amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum (which consent may be given at any time, including during the pendency of litigation), the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933. Any person or entity purchasing or otherwise acquiring or holding any interest in any of our securities will be deemed to have notice of and consented to this provision.